UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Baughman, Frederick P.
   State Street Corporation
   225 Franklin Street
   Boston, MA  02110
   USA
2. Issuer Name and Ticker or Trading Symbol
   State Street Corporation
   STT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/28/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Corporate Controller and Chief Accounting Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |49.705  |2/21/|A(1)|V|4,464      |A  |2/21/|2/20/|Common Stock|4,464  |       |4,464       |D  |            |
(right to buy)        |        |02   |    | |           |   |04   |12   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |11.3282 |     |    | |           |   |2/18/|2/17/|Common Stock|2,204  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |98   |03   |            |       |       |            |   |            |
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Employee Stock Option |9.3125  |     |    | |           |   |2/17/|2/16/|Common Stock|2,440  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |99   |04   |            |       |       |            |   |            |
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Employee Stock Option |8.125   |     |    | |           |   |2/16/|2/15/|Common Stock|4,920  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |00   |05   |            |       |       |            |   |            |
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Employee Stock Option |13.2032 |     |    | |           |   |6/20/|6/19/|Common Stock|4,000  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |01   |06   |            |       |       |            |   |            |
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Employee Stock Option |26.2188 |     |    | |           |   |6/19/|6/18/|Common Stock|6,000  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |98-  |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |6/19/|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |00   |     |            |       |       |            |   |            |
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Employee Stock Option |34.1563 |     |    | |           |   |6/18/|6/17/|Common Stock|8,000  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |99-  |08   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |6/18/|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |01   |     |            |       |       |            |   |            |
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(CONTINUED ON THE NEXT|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 PAGE)                |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option |40.5157 |     |    | |           |   |6/17/|6/16/|Common Stock|8,886  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |00-  |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |6/17/|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |02   |     |            |       |       |            |   |            |
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Employee Stock Option |53.0469 |     |    | |           |   |6/15/|6/14/|Common Stock|8,126  |       |            |   |            |
(right to buy)        |        |     |    | |           |   |01-  |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |6/15/|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |03   |     |            |       |       |            |   |            |
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Employee Stock Option |39.565  |     |    | |           |   |9/20/|9/19/|Common Stock|10,187 |       |            |   |            |
(right to buy)        |        |     |    | |           |   |02-  |11   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |9/20/|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |04   |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Employee stock option granted pursuant to State Street Corporation 1997 Equity Incentive Plan.
SIGNATURE OF REPORTING PERSON
/s/Frederick P. Baughman
DATE
4/9/02